EXHIBIT 10.76

FIRST AMENDMENT TO THE
USEC INC. DIRECTOR DEFERRED COMPENSATION PLAN

WHEREAS, USEC Inc. (the “Company”) has adopted that certain USEC Inc. Director Deferred Compensation Plan, effective January 1, 2008 (the “Plan”);

WHEREAS, the Company has appointed the USEC Inc. Benefit Plan Administrative Committee (the “Committee”) as the Committee to interpret, administer and apply the provisions of the Plan document; and

WHEREAS, in accordance with Section 9.1 of the Plan, the Committee desires to amend the Plan to make certain clarifying changes to the Plan;

NOW THEREFORE, the Plan is amended as follows:

1.           Section 6.1(c) of the Plan is amended and restated to read as follows:

(c)
Small Benefit Exception.  Notwithstanding the foregoing, (i) with respect to amounts deferred on or after November 1, 2010, if payment is made in installments, immediate payment of all remaining installments shall be made if the present value of the deferred amount to be paid in the remaining installments falls below twenty-five thousand dollars ($25,000), and (ii) if at the time of any payment from an Account, the Distributable Amount from such Account is less than or equal to the applicable dollar amount under Code Section 402(g)(1)(B) ($16,500 in 2010), the full Distributable Amount shall be paid from such Account in a single lump sum payment, provided such single lump sum payment results in the distribution of the Participant’s entire interest in all nonqualified deferred compensation considered under Treasury Regulation Section 1.409A-1(c)(2) to be deferred under a single plan of which the Plan is a part.

2.           Except as set forth herein, the Plan shall remain in full force and effect.

Executed as of this 15th day of November, 2010

USEC Inc.

By:           /s/ W. Lance Wright
W. Lance Wright
Title:        Senior Vice President, Human Resources and
Administration

--